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                                                                    Exhibit 23.1




                        INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-65288, No. 33-65320 and No. 333-4372 of Security First Corp. on Forms S-8 of our report dated April 25, 1997 (May 20, 1997 as to Note 20), which expresses an unqualified opinion, refers to the report of other auditors on the consolidated financial statements of a company that was merged with Security First Corp., and includes an explanatory paragraph relating to adjustments applied to restate the September 30, 1995 and 1994 consolidated financial statements to conform to the fiscal year of Security First Corp. for each of the two years in the period ended March 31, 1996 as a result of a merger accounted for as a pooling of interests, incorporated by reference in the Annual Report on Form 10-K of Security First Corp. for the year ended March 31, 1997.



/s/ Deloitte & Touche LLP

Cleveland, Ohio
June 25, 1997